Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Subject to Completion Preliminary Pricing Supplement dated February 7, 2012	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011) Subject to Completion Preliminary Pricing Supplement dated February 7, 2012 Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119 The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state INVESTOR SOLUTIONS Notes due February 29, 2016 Linked to the Performance of the iShares® MSCI EAFE Index Fund The Notes are linked to the performance of the iShares® MSCI EAFE Index Fund (the “ETF”). If the Final Price of the ETF is greater than the Initial Price, investors will receive at maturity (subject to issuer credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return, subject to the Maximum Return on the Notes. If the Final Price is equal to the Initial Price or has declined from the Initial Price by less than 10.00%, investors will receive, at maturity (subject to issuer credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return. If the Final Price of the ETF has declined from the Initial Price by more than 10.00%, investors will receive at maturity (subject to issuer credit risk) a cash payment of $900.00 per $1,000 principal amount Note. Terms and Conditions * Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement. Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. Introduction The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection feature, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes. Payoff Diagram The solid blue line in the diagram above represents the returns on the Notes, while the dotted orange line reflects the returns of a direct investment in the ETF, excluding dividends or distributions. Hypothetical Examples*** Final Price Reference Asset Return Payment at Maturity**** Total Return on Notes Final Price Reference Asset Return Payment at Maturity**** Total Return on Notes $06.14 00.00% $1,500.00 50.00% $50.42 -5.00% $950.00 -5.00% $100.83 90.00% $1,500.00 50.00% $47.76 -10.00% $900.00 -10.00% $95.53 80.00% $1,500.00 50.00% $45.11 -15.00% $900.00 -10.00% $90.22 70.00% $1,500.00 50.00% $42.46 -20.00% $900.00 -10.00% $84.91 60.00% $1,500.00 50.00% $37.15 -30.00% $900.00 -10.00% $79.61 50.00% $1,500.00 50.00% $31.84 -40.00% $900.00 -10.00% $74.30 40.00% $1,400.00 40.00% $26.54 -50.00% $900.00 -10.00% $68.99 30.00% $1,300.00 30.00% $21.23 -60.00% $900.00 -10.00% $63.68 20.00% $1,200.00 20.00% $15.92 -70.00% $900.00 -10.00% $58.38 10.00% $1,100.00 10.00% $10.61 -80.00% $900.00 -10.00% $55.72 5.00% $1,050.00 5.00% $5.31 -90.00% $900.00 -10.00% $53.07 0.00% $1,000.00 0.00% $0.00 -100.00% $900.00 -10.00% *** These hypothetical examples are based on a number of assumptions, as set forth on page PPS-3 of this preliminary pricing supplement, and are included for illustrative purposes only. **** Per $1,000 principal amount Note Issuer Barclays Bank PLC Initial Valuation Date February 24, 2012 Issue Date February 29, 2012 Final Valuation Date February 24, 2016* Maturity Date February 29, 2016* Reference Asset iShares® MSCI EAFE Index Fund (the “ETF”) Bloomberg ticker symbol EFA UP Equity Denominations $1,000 and integral multiples of $1,000 in excess thereof Maximum Return [50.00%-55.00%]** ** The actual Maximum Return will set on the Initial Valuation Date and will not be less than 50.00% Initial Price Closing price per share of the ETF on the Initial Valuation Date Final Level Closing price per share on the Final Valuation Date Reference Asset Return [Final Price – Initial Price] / Initial Price CUSIP 06738KN72 ISIN US06738KN720

$[—] Notes due February 29, 2016 Linked to the Performance of the iShares® MSCI EAFE Index Fund Global Medium-Term Notes, Series A, No. E-7138

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 24, 2012

Issue Date:	February 29, 2012

Final Valuation Date:	February 24, 2016*

Maturity Date:	February 29, 2016**

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Maximum Return:	[50.00%-55.00%]*** *** The Maximum Return will be set on the Initial Valuation Date and will not be less than 50.00%.

Reference Asset:	The iShares® MSCI EAFE Index Fund (the “ETF”) (Bloomberg ticker symbol “EFA UP <Equity>”)

Initial Price:	[—], the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) a cash payment determined as follows:

•        If the Reference Asset Return is greater than -10%, you will receive (subject to our credit risk) at maturity a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return, calculated as follows and subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return]

Assuming that the Maximum Return is set at 50.00%, if the Reference Asset Return is 50.00% or more, you will receive (subject to our credit risk) on the Maturity Date the maximum total payment of $1,500.00 for every $1,000 principal amount Note that you hold.

•        If the Reference Asset Return is less than or equal to -10%, you will receive (subject to our credit risk) a cash payment of $900.00 per $1,000 principal amount Note that you hold at maturity.

You may lose up to 10% of the principal amount of your Notes at maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “EFA UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KN72 and US06738KN720

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following examples assume an Initial Price of $53.07 and a Maximum Return of 50.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Final Price	Reference Asset Return	Payment at Maturity*	Total Return on the Notes
$106.14	100.00%	$1,500.00	50.00%
$100.83	90.00%	$1,500.00	50.00%
$95.53	80.00%	$1,500.00	50.00%
$90.22	70.00%	$1,500.00	50.00%
$84.91	60.00%	$1,500.00	50.00%
$79.61	50.00%	$1,500.00	50.00%
$74.30	40.00%	$1,400.00	40.00%
$68.99	30.00%	$1,300.00	30.00%
$63.68	20.00%	$1,200.00	20.00%
$58.38	10.00%	$1,100.00	10.00%
$55.72	5.00%	$1,050.00	5.00%
$53.07	0.00%	$1,000.00	0.00%
$50.42	-5.00%	$950.00	-5.00%
$47.76	-10.00%	$900.00	-10.00%
$45.11	-15.00%	$900.00	-10.00%
$42.46	-20.00%	$900.00	-10.00%
$37.15	-30.00%	$900.00	-10.00%
$31.84	-40.00%	$900.00	-10.00%
$26.54	-50.00%	$900.00	-10.00%
$21.23	-60.00%	$900.00	-10.00%
$15.92	-70.00%	$900.00	-10.00%
$10.61	-80.00%	$900.00	-10.00%
$5.31	-90.00%	$900.00	-10.00%
$0.00	-100.00%	$900.00	-10.00%

*	per $1,000 principal amount Note

PPS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain total returns set forth in the table above are calculated.

Example 1: The level of the ETF increases from an Initial Price of $53.07 to a Final Price of $58.38.

Because the Final Price of $58.38 is greater than the Initial Price of $53.07 and the Reference Asset Return of 10.00% does not exceed the Maximum Return of 50.00%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 2: The level of the ETF increases from an Initial Price of $53.07 to a Final Price of $84.91.

Because the Final Price of $84.91 is greater than the Initial Price of $53.07 and the Reference Asset Return of 60.00% is greater than the Maximum Return of 50.00%, the investor receives a payment at maturity of $1,500.00 per $1,000 principal amount Note, the maximum total payment on the Notes, calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 50.00%] = $1,500.00

The total return on investment of the Notes is 50.00%.

Example 3: The level of the ETF decreases from an Initial Price of $53.07 to a Final Price of $50.42.

Because the Final Price of $50.42 is less than the Initial Price of $53.07 and the Reference Asset Return of -5.00% is greater than -10.00%, the investor will receive a payment at maturity of $950.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + $1,000 × -5.00%] = $950.00

The total return on investment of the Notes is -5.00%.

Example 4: The level of the ETF decreases from an Initial Price of $53.07 to a Final Price of $37.15.

Because the Final Price of $37.15 is less than the Initial Price of $53.07 and the Reference Asset Return of -30.00% is less than -10.00%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note.

The total return on investment of the Notes is -10.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

PPS–3

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•

Exposure to the ETF—The return on your Notes will depend on the performance of the ETF from the Initial Price to the Final Price. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “Underlying Index”). For more information regarding the ETF, see “Description of the ETF” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, which may include your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to

PPS–4

Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Reference Asset Return is negative, you will receive a payment at maturity of less than the principal amount of your Notes, and you may lose up to 10% of the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Reference Asset Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000. The Maximum Return will be set on the Initial Valuation Date and will not be less than 50.00%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF will be based solely on the Closing Price of the ETF on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Closing Price of the ETF drops precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes (subject to our credit risk) may be significantly less than it would otherwise have been had such payment been linked to the price of the ETF prior to such drop.

•

Foreign Exchange Rate Risks—Any amount payable at maturity of the Notes is linked to the Final Price of the ETF on the Final Valuation Date (as compared to the Initial Price of the ETF on the Initial Valuation Date) and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Non-U.S. Securities Markets Risks—The stocks included in the Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

PPS–5

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in ETF, differences in trading hours between the ETF and securities comprising the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF; the Underlying Index and securities comprising the Underlying Index

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the iShares® MSCI EAFE Index Fund

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the SEC file number specified below.

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The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer or exchange-traded fund.

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated December 1, 2011 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). Shares of the ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “EFA”. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index.

The ETF generally invests at least 90% of assets in the securities of the EFA Underlying Index and in depositary receipts representing securities in the EFA Underlying Index. The EFA Underlying Index is designed by MSCI, Inc., the index sponsor of the Underlying Index, as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and, as of September 30, 2011, consisted of the following 22 developed market country indexes or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the ETF should not be taken as an indication of the future performance of the ETF during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$77.18	$70.95	$76.27
June 30, 2007	$81.79	$76.05	$80.63
September 30, 2007	$85.50	$67.99	$82.56
December 31, 2007	$86.49	$78.00	$78.50
March 31, 2008	$79.22	$65.63	$71.90
June 30, 2008	$78.76	$68.06	$68.70
September 30, 2008	$68.39	$52.36	$56.30
December 31, 2008	$56.42	$35.53	$44.87
March 31, 2009	$45.61	$31.56	$37.59
June 30, 2009	$49.18	$37.28	$45.81
September 30, 2009	$56.31	$43.49	$54.70
December 31, 2009	$57.66	$52.42	$55.30
March 31, 2010	$58.00	$49.94	$56.00
June 30, 2010	$58.08	$45.86	$46.51
September 30, 2010	$55.81	$46.45	$54.92
December 31, 2010	$59.50	$53.85	$58.23
March 31, 2011	$61.98	$54.69	$60.09
June 30, 2011	$64.35	$56.71	$60.14
September 30, 2011	$60.86	$46.09	$47.75
December 31, 2011	$55.86	$45.46	$49.53
February 2, 2012*	$53.28	$48.99	$53.07

*	For the period starting on January 1, 2012 and ending on February 2, 2012.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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